Exhibit 77D

THE ROYCE FUND

        On April 29, 2014, The Board of Trustees of The Royce Fund voted to approve the following effective May 1, 2014:

Royce Micro-Cap Fund

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Micro-Cap Fund to lower the amount of the Fund’s assets permitted to be invested in foreign securities from 35% to 25% of the Fund’s net assets.

Royce Value Fund

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Value Fund to establish a non-fundamental investment policy requiring the Fund to invest its assets primarily in equity securities with market capitalizations up to $5 billion (amended from between $750 million and $5 billion).

Royce Dividend Value Fund

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Dividend Value Fund to establish a non-fundamental investment policy requiring the Fund to invest its assets primarily in equity securities with market capitalizations up to $15 billion (amended from up to $5 billion).

Royce SMid-Cap Value Fund

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce SMid-Cap Value Fund to establish a non-fundamental investment policy requiring the Fund to invest its assets primarily in equity securities with market capitalizations between $750 million and $15 billion (amended from between $750 million and $10 billion).

Royce Special Equity Multi-Cap Fund

On April 29, 2014, The Board of Trustees of The Royce Fund voted to approve, subject to shareholder approval, changing the classification of Royce Special Equity Multi-Cap Fund from a “diversified” fund to a “non-diversified” fund within the meaning of the Investment Company Act of 1940 (the “1940 Act”) and removing those fundamental investment restrictions of the Fund which have the effect of requiring it to operate as a “diversified” fund. A Special Meeting of Shareholders was held on July 31, 2014 at which the Fund's shareholders approved the foregoing.